UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 7, 2012

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Madison Avenue, 17th Floor, New York, New York		10010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2012, Weight Watchers International, Inc. (the “Company”) announced the appointment of James R. Chambers to serve as its President and Chief Operating Officer effective January 4, 2013. Mr. Chambers, age 55, most recently was the President of the U.S. Snacks and Confectionary business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. from January 2010 to July 2011. Mr. Chambers also served from September 2005 to January 2010 in various roles in the North America business unit of Cadbury plc, most recently as the President and Chief Executive Officer. Mr. Chambers began his career at Nabisco, Inc. and also held various executive positions with Rémy Cointreau USA, Inc., Paxonix Inc., NetGrocer.com, Inc. and Information Resources, Inc. Mr. Chambers is a graduate of Princeton University, where he obtained a Bachelor’s degree in Civil Engineering, and holds an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Chambers also serves as a member of the Board of Directors of Big Lots, Inc.

The material terms of Mr. Chambers’ employment arrangement are as follows: (i) a base salary of $700,000 per year; (ii) eligibility for an annual, performance-based cash bonus with a target bonus percentage of 75% (25% based on individual performance and 75% based on the Company’s performance) of his base salary; (iii) eligibility to participate in the Company’s executive profit sharing plan; (iv) a car allowance of $1,100 per month; (v) an allowance of up to $72,000 in the aggregate for expenses incurred by him during the twenty-four (24) months after his employment start date for his commute to New York City and/or for temporary living costs in New York City, which allowance will be grossed-up by the Company for taxes, if any; (vi) eligibility to participate in the Company’s annual incentive equity award program with an initial target aggregate grant amount value of 150% of base salary for fiscal year 2013, allocated 75% to stock options and 25% to restricted stock units; and (vii) a hiring equity award with an aggregate value of $525,000 ($393,750 in the form of non-qualified stock options to purchase shares of the Company’s common stock and $131,250 in the form of restricted stock units). The grant date of the hiring equity award will be his first day of employment and such award shall annually vest proportionately over a four (4)-year period beginning with the first anniversary of his employment start date. The number of shares underlying the stock options granted will be based on the Black-Scholes value as of a date seven (7) days before the applicable grant date and the number of restricted stock units will be granted based on the closing price of the Company’s common stock as of the date seven (7) days before the applicable grant date. The exercise price for the stock option award will be determined by the average of the closing prices of shares of the Company’s common stock on the last five trading days preceding and including the applicable grant date and the other terms and conditions of the equity awards will generally be consistent with other hiring awards by the Company.

In addition, Mr. Chambers will become party to a continuity agreement with the Company. The agreement will have an initial term from the date of execution until December 31, 2015 and will contain terms and conditions consistent with those set forth in the Company’s continuity agreements with David P. Kirchhoff, Chief Executive Officer of the Company, Nicholas P. Hotchkin, Chief Financial Officer of the Company, and Jeffrey A. Fiarman, Executive Vice President, General Counsel and Secretary of the Company. Such terms and conditions are described in further detail on pages 31 and 45 through 48 of the Company’s Definitive Proxy Statement on Schedule 14A, dated April 9, 2012.

In the event of the termination of Mr. Chambers’ employment by the Company other than for “cause,” Mr. Chambers will receive a lump sum payment within thirty (30) days of his termination equal to six (6) months of his base salary and the Company shall pay for his continued medical insurance coverage under the Company-sponsored health plans for six (6) months following the termination (or such shorter period of time if he obtains alternative health coverage from another employer); provided, however, such lump sum shall not be paid in the event termination results from a change in control of the Company and benefits or other consideration in connection therewith is payable pursuant to an agreement, including the continuity agreement discussed above, with the Company.

As part of Mr. Chambers’ appointment to serve as the Company’s President and Chief Operating Officer, Mr. Kirchhoff, currently the Company’s President and Chief Executive Officer, will no longer serve in the role of President for the Company effective January 4, 2013. In addition, effective January 4, 2013, Mr. Chambers will serve as acting President, North America, and Melanie Stubbing, President, Europe, Bruce Rosengarten, President, Asia Pacific, and Michael Basone, President, WeightWatchers.com and Chief Technology Officer will all report to Mr. Chambers.

Attached to this Form 8-K as Exhibit 99.1 is a copy of the press release issued by the Company announcing Mr. Chambers’ appointment as the Company’s President and Chief Operating Officer.

Item. 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated December 12, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: December 12, 2012	By:	/s/ Jeffrey A. Fiarman
	Name:	Jeffrey A. Fiarman
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit	Description

99.1	Press Release dated December 12, 2012.

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